EXHIBIT 21

                              Subsidiaries of Registrant

 Name                           Percentage Ownership (%)   State of Organization
-----------------------------   -----------------------    ---------------------
GBI Capital Partners, Inc.
(Formerly Gaines, Berland Inc.)    100                                New York

GBI Trading Corp.                  100                                New York

GBI Fund Management Corp.          100                                New York